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                                                                    EXHIBIT 10.2



                              SUMMARY OF BONUS PLAN


      IL Fornaio (America) Corporation (the Company) has a bonus plan (the Bonus
Plan) pursuant to which certain officers are eligible to receive annual cash bonuses in amounts ranging from 25% to 50% of their respective base salaries if certain performance targets established by management and approved by the Board of Directors are met. Such performance targets may include, among other things, the overall profitability of the Company and of particular components of the Company's business, the completion of special projects or the achievements of certain cost efficiencies. Prior to payment of any bonuses, the Board of Directors must approve such amounts.